UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant  to Section  16(a) of the  Securities  Exchange  Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person
     Thompson, James, R.
     Regency Windsor
     1025 Flamevine Lane, Suite 3
     Vero Beach, Florida 32963

2.   Date of Event Requiring Statement (Month/Day/Year)
     5/19/1999


3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol
     Citrus Financial Services, Inc. / CFHC

5.   Relationship of Reporting Person to Issuer (Check all applicable)
     [X]  Director                           [X]  10% Owner
     [ ]  Officer (give title below)         [X]  Other (specify below)

     Dir., wholly-owned subsidiary

6    If Amendment, Date of Original (Month/Day/Year)



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Table I -- Non-Derivative Securities Beneficially Owned

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1. Title of Security     2. Amount of Securities       3. Ownership             4. Nature of Indirect Beneficial Ownership
                            Beneficially Owned            Form: Direct (D)
                                                          or Indirect (I)
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Common Stock -                     123,764                       D
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Common Stock -                       1,584                       I                   Co-owner with spouse
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Table  II  --Derivative   Securities  Beneficially  Owned  (e.g.,  puts,  calls,
warrants, options, convertible securities)
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1. Title of           2. Date Exercisable      3. Title and Amount                 4. Conversion or  5. Ownership     6. Nature of
   Derivative            and Expiration Date      of Securities                       Exercise Price    Form of          Indirect
   Security              Date      Expiration     Underlying                          of Derivative     Derivative       Beneficial
                      Exercisable     Date        Derivative Security                 Security          Security:        Ownership
                                                  Title               Amount or                         Direct (D)
                                                                      Number of                         or Indirect (I)
                                                                      Shares
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Warrants                 Variable   4/13/00       Common Stock -       1,111             $6.31            I             Co-owner
                                                                                                                        with spouse
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Warrants                 Variable   4/13/00       Common Stock -      95,978             $6.31            D
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                                   /s/James R. Thompson                 5/4/99
                                   --------------------                 -------
                                  Signature of Reporting Person           Date